Exhibit 10.12

                            STOCK PURCHASE AGREEMENT

         This Agreement is entered into this 26th day of September 2002, by and between NEBULOUS RECORDS, INC., a Florida corporation (collectively "NRI") and OPEN DOOR ONLINE, INC., a New Jersey corporation (called "ODOL").

         In consideration of the mutual benefits to be derived and the mutual agreements contained herein, NRI and ODOL approve and adopt this agreement and mutually covenant and agree with each other as follows:

1.       SHARES TO BE TRANSFERRED AND SHARES TO BE ISSUED.

         1.1 On the closing date ODOL shall cause to be transferred to NRI certificates for 18,000,000 common shares of ODOL said shares shall be issued per instructions from NRI.

         1.2 In exchange for ODOL stock being transferred pursuant to subparagraph 1.1, NRI shall deliver all issued and outstanding stock to ODOL duly endorsed by the holder to ODOL.

2.       REPRESENTATIONS AND WARRANTIES OF ODOL.

         2.1 OWNERSHIP OF STOCK. ODOL has available the authorized number of shares of common stock to issue as discussed in subparagraph 1.1. All and common shares issued on the closing date are free and clear of all liens, encumbrances, charges and assessments of every nature and subject to restrictions of rule 144 of the Securities and Exchange Act of 1933, as amended. The proper restrictive legend will be placed on each common share certificate issued at the closing.

         2.2 ORGANIZATION AND AUTHORITY.

                  a. ODOL is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary. ODOL is currently authorized to issue a total of 50,000,000 common shares. Approximately 39,843,000 common shares are outstanding after the issuance of shares in this agreement. This corrects the amount agreed to in the letter of intent signed by the parties.

                  b. The execution and delivery of this agreement does not, and, the consummation of the transaction contemplated will not violate any provision in of ODOL articles of incorporation or bylaws, or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order,

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                      arbitration award, judgment or decree to which ODOL is a
                      party or by which it or any of them is bound and will not violate any other restriction of any kind or character to which it or any of them is subject.

         2.3 FINANCIALS.

                  a. ODOL has provided true copies of the ODOL financial statements for the period ended December 31, 2001 and the six-month period ended June 30, 2002.

         2.4 CHANGES SINCE SPECIFIED DATE. Since the date of the financial statement there has not been:

                  a. Any material adverse change in the financial condition or business operation of ODOL

                  b. Any change in the compensation pattern of ODOL, nor any material increase in the compensation payable or to become payable to any of their officers, directors, employees or agents, except as disclosed to NRI in writing;

                  c. Any labor dispute or disturbance, litigation, event or condition of any character, which materially adversely affects the business or future prospects of ODOL;

                  d. The issuance of additional shares of stock or other securities by ODOL except those known by NRI and included true copies of the minutes of the meetings of the board of directors since December 31, 2001;

                  e. Any distribution of assets, by way of dividends or purchase or otherwise by ODOL;

                  f. Any borrowings from financial institutions except for those known by NRI;

                  g. Any sale, transfer or other disposition of assets of ODOL, except in the normal course of business.

         2.5 LIABILITIES.

                  a. There are no liabilities of ODOL, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of ODOL, their agents or servants which are not disclosed by or reflected in the financial statements. There are no liabilities of ODOL which have arisen or relate to any transaction of ODOL, their agents or servants, other than normal liabilities incurred in the

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                      normal conduct of the business of ODOL. As of this date
                      there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except in the normal course of ODOL business or those disclosed in the notes to the financial statements provided.

                  b. All federal, state, county and local income, ad valorem, excise, sales, use, gross receipts and other taxes and assessments which are due and payable have been duly reported, fully paid and discharged as reported by ODOL and there are no unpaid taxes which are or could become a lien on the properties and assets of ODOL, except as provided for in the financial statements, or have been incurred in the normal course of ODOL business. All tax returns except Federal Form 1120 for the year ended December 31, 2001, have been filed and the taxes paid or accrued. There is no tax liability for the unfilled return.

                  c. All parties with whom ODOL has contractual arrangements are in substantial compliance with those arrangements. ODOL is not in default in any material respect under any contracts to which they are a party, except as noted in the financial statements.

                  d. All corporate acts required of ODOL have been taken and all reports and returns required, with any governmental agency have been filed. ODOL is in substantial compliance with all, and has no notice of any claimed violation of any, applicable federal, state, county and local laws, ordinances or regulations, including those applicable to discrimination in employment, pollution and safety.

                  e. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving ODOL or any of its assets, properties, or business, nor does ODOL know, or have reasonable grounds to know, of any basis for any proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions.

                  f. ODOL has no contract with any governmental body that is subject to renegotiation.

                  g. The past and anticipated future operations of ODOL do not infringe or violate any patents, patent rights, trademarks, trade names, copyrights and/or licenses of others.

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                  h.  To the knowledge of the officers of ODOL, there is no
                      event, condition or trend of any character that might materially and adversely affect its financial condition, business, properties or assets of ODOL.

                  i. ODOL has not engaged, consented to or authorized any broker, investment banker or third party to act on its behalf directly as broker in connection with the transactions contemplated by this agreement. A finders fee of $7,500 is payable to Rick Papaleo.

                  j. There are no inquiries, investigations or pending claims or litigation challenging or threatening to challenge ODOL right, title and interest with respect to their continued use, or right to preclude others from using, any patent, patent application, invention, discovery, trademark, trade name or copyright of ODOL.

                  k. To the knowledge of the officers of ODOL, it is not a party to or bound by any agreement, deed, lease or other instrument, which is so burdensome as to materially affect or impair its operations.

         2.6 ACCURACY OF ALL STATEMENTS MADE BY ODOL. No representation or warranty by ODOL in this agreement, nor any statement, certificate, schedule or exhibit furnished or to be furnished by or on behalf of ODOL pursuant to this agreement, nor any document or certificate delivered to NRI pursuant to this agreement or in connection with actions contemplated, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained not misleading.

3. REPRESENTATIONS AND WARRANTIES OF NRI. NRI represents and warrants as follows:

         3.1 ORGANIZATION AND GOOD STANDING. NRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         3.2 PERFORMANCE OF THIS AGREEMENT. The execution and performance of this agreement and the issuance of stock contemplated has been ratified by the shareholders and accepted by the board of directors of NRI.

         3.3 LEGALITY OF SHARES TO BE ISSUED. The shares of NRI common stock to be delivered pursuant to this agreement, when delivered, will have been duly and validly authorized and issued by NRI and will be fully paid and non-assessable.

         3.4 NO COVENANT AS TO TAX CONSEQUENCES. It is expressly understood and agreed that neither NRI nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this agreement or the tax consequences of any action pursuant to or growing out of this agreement.

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         3.5 DISCLOSURE. No representation or warranty by NRI in this Agreement, nor any document, written information, statement or certificate furnished or to be furnished by NRI to ODOL pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.6 BROKERS. In the event NRI has engaged or otherwise used the services of any broker or finder in connection with the Agreement or the transactions contemplated hereby, then NRI agrees to indemnify and hold harmless ODOL from and against any liability for any fee, compensation, commission or expense (including attorneys' fees) arising out of any claim by any person acting or claiming to act on behalf of NRI for fees, compensation, commission or expense with respect to the Agreement or the transactions contemplated hereby.

4. COVENANTS OF NRI. NRI covenants and agrees as follows:

         4.1 DOCUMENTS TO BE FURNISHED. NRI will furnish to ODOL, no later than September 26, 2002, the following documents, lists and schedules certified by a principal officer of NRI as being accurate and complete:

                  a. A list of the states of incorporation and the states in which NRI is authorized to do business;

                  b. A list of the authorized and outstanding securities of NRI;

                  c.  A list of the officers, directors and shareholders of NRI;

                  d. Copies of the articles of incorporation and bylaws currently in effect of NRI;

                  e. A list of the legal descriptions of all real property owned of record or beneficially, or held under lease, or option, or similar agreements by NRI;

                  f. Copies of all surveys and policies of title insurance relating to real property owned by NRI;

                  g.  Copies of all leases to which NRI is a party;

                  h. Copies of all contracts, agreements or commitments of NRI, whether involving purchases, sales or otherwise, which expire more than one year from the date of this agreement or which involve an amount or value in excess of $5,000;

                  i. Copies of all employment contracts to which NRI or any of its subsidiaries is a party;

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                  j.  Copies of all pension, retirement and profit sharing plans to which NRI is a party;

                  k. A list of all fringe benefit plans and programs applying to employees of NRI, including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each;

                  l. Copies of all financing or loan agreements, mortgages or similar agreements to which NRI is a party;

                  m. A list of all NRI bank accounts, brokerage accounts, safety deposit boxes, with the authorized signers indicated;

                  n. A list of each insurance policy owned by NRI, with the name of the insurance carrier, the policy number, a brief description of the coverage, the annual premium, the corporate owner and any claims pending;

5. ACTIONS PRIOR TO CLOSING. From and after the date of this agreement and until October 1, 2002:

                  a. ODOL and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of NRI, and NRI shall furnish or cause to be furnished to ODOL and its authorized representatives all information with respect to its affairs and business of NRI as ODOL may reasonably request.

                  b. Except with the prior written consent of ODOL, NRI shall carry on their business diligently and substantially in the same manner as before.

                  c. Without the prior written consent of ODOL, NRI will not grant any general or uniform increase in the rates of pay of its employees, nor grant any general or uniform increase in the benefits under any pension plan or other contract or commitment, nor increase the compensation payable or to become payable to officers or key salaried employees, insurance, pension or other benefit plan, payment or arrangement made to, for or with any of the officers, key salaried employees or agents.

                  d. NRI shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with NRI business practices without the prior written consent of ODOL.

                  e. NRI shall not create any indebtedness other than that incurred in the usual and ordinary course of business,


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                      that incurred pursuant to existing contracts disclosed in
                      the exhibits submitted, and that reasonably incurred in doing the acts and things contemplated by this agreement.

                  f. NRI shall maintain current insurance and any additional insurance in effect as may be reasonably required by increased business and risks; and all property shall be used, operated, maintained and repaired in a normal business manner.

                  g. NRI shall use their best efforts (without making any commitments on behalf of ODOL) to preserve their business organization intact, to keep available to ODOL the present key officers and employees of NRI, and to preserve for ODOL the present relationships of NRI with their suppliers and customers and others having business relations with them.

                  h. NRI shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation of NRI.

                  i. NRI shall duly comply with all applicable laws as may be required for the valid and effective transfer of property, assets and business contemplated by this agreement, except that ODOL waives compliance with the provisions of any bulk sales act.

                  j. NRI shall not sell or dispose of any property or assets except products sold in the ordinary course of business.

                  k. NRI shall promptly notify ODOL of any lawsuits, claims, proceedings or investigations that may be threatened, brought, asserted or commenced against them, their officers or directors involving in any way the business, properties or assets of NRI.

                  l. NRI will provide ODOL with interim monthly financial statements and any other management reports as and when they are available.

6. CONDITIONS PRECEDENT TO ODOL OBLIGATIONS. Each and every obligation of ODOL to be performed on the closing date shall be subject to the prior satisfaction of the following conditions:

         6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by ODOL in this agreement or given on its behalf shall be substantially accurate in all material respects on and as of the closing date.

         6.2 COMPLIANCE WITH COVENANTS. ODOL shall have performed and complied with all its obligations under this agreement which are to be performed or complied with by it prior to or on the closing date including the delivery of its documents specified previously.

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         6.3 ABSENCE OF SUIT. No suit or proceeding shall be threatened or pending in which it will be or it is sought, by anyone, to restrain, prohibit, challenge or obtain damages or other relief in connection with this agreement or the consummation of the transactions contemplated, or in connection with any material claim against ODOL.

         6.4 NO MATERIAL ADVERSE CHANGE. As of the closing date there shall not have occurred any material adverse change, which materially impairs the ability of ODOL to conduct its business or the earning power on the same basis as in the past.

         6.5 ACCURACY OF FINANCIAL STATEMENTS. ODOL and its representatives shall be satisfied as to the substantial accuracy of all balance sheets, statements of income and other financial statements of NRI furnished to ODOL.

         6.6 APPROVAL OF THE ODOL BOARD OF DIRECTORS. This agreement shall have been ratified and approved by the ODOL Board of Directors immediately prior to closing.

         6.7 TIME LIMIT ON CLOSING. Signing shall take place on or before September 24, 2002. Operational control and accounting functions and physical possession shall be deemed effective as of October 1, 2002, the date of final closing. The signing of this document provides for the commitment of all parties for the effectiveness of these terms.

         6.8 LEGAL OPINION. ODOL shall have received an opinion of counsel for NRI referred to in subparagraph 12.2(d).

7. CONDITIONS PRECEDENT TO NRI OBLIGATIONS. Each and every obligation of NRI to be performed on the closing date shall be subject to the prior satisfaction of the following conditions:

         7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. NRI representations and warranties contained in this agreement shall be true at and as of the closing date as though the representations and warranties were made at and as of the transfer date.

         7.2 NRI COMPLIANCE WITH COVENANTS. NRI shall have performed and complied with its obligations under this agreement which are to be performed or complied with by it prior to or on the closing date.

         7.3 LIMITATION ON SURVIVAL AND EFFECT OF CERTAIN WARRANTIES, REPRESENTATIONS AND COVENANTS. All statements contained in any certificate, instrument or document delivered by or on behalf of any of the parties pursuant to this agreement and the transactions contemplated shall be deemed representations and warranties by the respective parties.

         7.4 NRI OBLIGATIONS. The representations and warranties and covenants of NRI contained in this agreement shall survive the closing date, and any investigation made by ODOL or its agents, and all representations, warranties and covenants surviving shall be deemed joint and several. The conveyance of the



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common stock shares by NRI will be deemed to be acceptance of all representations, warranties and covenants contained herein, on their behalf.

         7.5 ODOL OBLIGATIONS. The representations, warranties and covenants of ODOL contained in this agreement shall survive the closing date.

8. INDEMNIFICATION.

         8.1 REQUIREMENT OF INDEMNIFICATION. NRI shall indemnify ODOL for any loss, cost, expense or other damage suffered by ODOL resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by NRI. Without limiting the generality of the above, ODOL shall be deemed to suffer loss, costs, expense or other damage if NRI suffers loss, costs, expense or other damage.

         8.2 NOTICE. ODOL shall assert any right to indemnification by furnishing Michael Muzio, or any other person as may be designated in writing by NRI, with a written notice and list of charges detailed by item showing the nature of any breach of any representation, warranty or covenant, date of payment or assertion of claim, summary of settlement or litigation procedures, and the amount of the loss, cost or expense. If the right to indemnification is based on a claim of a third party, NRI shall give the notice within 60 days after NRI has notice of any claim by a third party.

         8.3 RESOLUTION OF CLAIM. Except in the event that the claim for indemnification is based upon a claim of a third party and NRI shall have notified NRI as provided in paragraph 8.2 that they will contest the claim, unless shareholders object to the determination or computation of the total amount of the indemnification as shown on the written notice specified in subparagraph 8.2 within 60 days after receipt, the total amount of indemnification shown by notice shall be paid by shareholders to NRI. If NRI objects to the determination contained in the written notice specified in subparagraph 8.2 within 60 days after receipt, they shall have the right to submit any claim for indemnification not brought by a third party to the American Arbitration Association for binding arbitration in accordance with its rules, and the expenses of the American Arbitration Association shall be borne equally by the parties.

         8.4 TIME LIMIT ON INDEMNIFICATION. No claim for indemnification may be asserted by ODOL after 90 days of notice of claim by a third party.

         8.5 AMOUNT LIMIT ON INDEMNIFICATION. Notwithstanding any other provision to the contrary, shareholders shall not be charged with any loss, cost or expense that in the aggregate does not exceed $ 5,000.

         9. AGREEMENTS, CONSULTING AGREEMENTS AND NON-COMPETE AGREEMENTS. The key employees of NRI shall enter into either an employment or consulting agreement with NRI dependant on their future function, subject to satisfaction in form and substance to the ODOL Board of Directors. Further, the key employees


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of NRI shall enter into non-competition agreements, for a period not to exceed two (2) years. The key employees of NRI will be required to enter into contracts equivalent in form and substance to those of ODOL except the salaries are to be $5,000 per month.

         The Board of Directors of ODOL will consist of David N. DeBaene, Norman
J. Birmingham, Ed Lonergan (to be replaced by a nominee of n NRI), Robert Johnson and Mark Laisure. The term of ODOL directors is one year.

10. SECURITIES ACT PROVISIONS.

         10.1 RESTRICTIONS ON DISPOSITION OF SHARES. NRI, its agents or assigns covenant and warrant that the shares of common stock of ODOL to be received by them pursuant to this agreement are being acquired for their own account and for investment and not with the present view toward sale or distribution and will not be disposed of except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) any other transaction which, in the opinion of counsel acceptable to ODOL, is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. In order to effectuate the covenants of this subparagraph 10.1, an appropriate endorsement will be placed on the certificates for shares of common stock of ODOL delivered to NRI or its designees pursuant to this agreement and such instructions shall be placed with the transfer agent for the securities.

         10.2 EVIDENCE OF COMPLIANCE WITH PRIVATE OFFERING EXEMPTION. NRI agrees to supply ODOL with evidence of its financial sophistication, or evidence of appointment of a sophisticated investment representative, and any other items, which counsel for ODOL may require in order to evidence the private offering character of the distribution of shares made pursuant to this agreement.

         10.3 NOTICE OF LIMITATION ON DISTRIBUTION. NRI is aware that the shares distributed will not have been registered pursuant to the Securities Act of 1933, as amended; and, therefore, under current interpretations and applicable rules, and that they must be converted to shares of common stock. It may be possible that NRI will be required to retain the shares for a period of at least one year from October 1, 2002 and at the expiration of the one-year period sales may be confined to brokerage transactions of limited amounts requiring certain notification or filings with the Securities and Exchange Commission. The disposition of shares may be available only if ODOL is current with all required filings with the Securities and Exchange Commission; and NRI is aware of Rule 144 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the other limitations imposed on their disposition of ODOL shares.

         10.4 PIGGYBACK RIGHTS. In the event ODOL files a registration statement under the Securities Act of 1933, as amended, with respect to shares of the common shares into which this preferred stock may be converted, prior to two years after the signing of this agreement, on a form appropriate for registering shareholders' common stock, NRI shall give written notice to shareholders prior to filing, and shareholders shall have the right to request to have included


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such shares of ODOL common stock as shall be specified in the request; provided, however, that the inclusion of the shares shall not interfere with ODOL registration of its shares and that in no event shall NRI be obligated (i) to file a registration statement at any time other than during the period ended September 30, 2003, or (ii) to keep the prospectus with respect to the stock current for more than 30 days after the effective date of the registration statement; and provided, further, that all shares sold pursuant to the registration statement are effected within the 30 day period. If NRI or its designees do not make a request for registration within 20 days after receipt of notice from ODOL, ODOL shall have no obligation to include any shares of ODOL common stock owned by NRI or its designees in the registration statement.

         10.5 ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION OR MERGER. In case of any reorganization or securities adjustments of ODOL all common stock or warrants issued to NRI or its designees shall be adjusted, ratably with all other ODOL common stock or warrant holders. In the event of a consolidation or merger and upon the exercise of warrants issued by this agreement the NRI or its designees shall share, ratably in all proceeds or adjustments required.

11. PAYMENT OF EXPENSES. In the event of a registration under paragraph 10, ODOL shall pay and bear the direct selling fees, disbursements and expenses, including without limitation all underwriters' discounts, commissions and expenses, but no other cost of registration.

12. SIGNING

         12.1 TIME AND PLACE. The closing of this transaction ("closing") shall take place at the offices of NRI in Tampa, FL, on September 26, 2002, or at any other time or place, as the parties shall agree upon. This date is referred to in this agreement as the "closing date."

         12.2 DOCUMENTS TO BE DELIVERED BY NRI. At the closing, NRI shall deliver to ODOL the following documents:

                  a. Certificates for all outstanding shares of NRI common stock in the manner and form required by subparagraph 1.2. These shares represent all of the issued and outstanding shares of NRI.

                  b. The minute book, stock transfer book, all books of account, records, contracts, and other documents of NRI as ODOL may request in writing;

                  c. A general release, in form and substance satisfactory to ODOL and its counsel, of all claims shareholders may have to the date of closing against any of NRI and the directors, officers, agents and employees of NRI except as may be expressed in written contract and expressly described and excepted in the release;

                  d. A written opinion from counsel for NRI stated as of the closing date addressed to ODOL satisfactory in form and substance to ODOL to the effect that:

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                      1.  Ownership of NRI common stock is as stated in the
                          representations of officers of NRI;

                      2. The corporate existence and good standing, qualification of NRI and authorized and issued stock of NRI are as stated in paragraph 3;

                      3. This agreement has been duly executed and duly delivered by NRI and constitutes a legal, valid and binding obligation of each shareholder enforceable in accordance with its terms;

                      4. To the best of counsel's knowledge NRI is in compliance with all statutes, regulations, rules and executive orders of all government authority, and

                  e. Certificates or letters from NRI or its designees evidencing the taking of shares in accordance with the provisions of paragraph 10 and their understanding of the restrictions;

                  f. Any other documents of transfer, certificates of authority, and other documents as ODOL may reasonably request.

13. DOCUMENTS TO BE DELIVERED BY ODOL. At the closing ODOL shall deliver to NRI the following documents:

                  a. Certificates for the number of shares of ODOL common stock as determined in subparagraph 1.2. These shares are to be registered in the name and denominations as NRI may specify.

                  b. A written opinion of counsel for ODOL dated as of the closing date, addressed to the NRI and satisfactory in form and substance to counsel for NRI, to the effect that:

                  c. ODOL corporate existence and good standing are as set forth in subparagraph 2.1;

                  d. This agreement has been duly authorized, executed and delivered by ODOL and is a valid and legally binding obligation of ODOL enforceable in accordance with its terms; and

                      1. ODOL has taken the corporate action necessary to authorize the performance of the obligations imposed upon it by this agreement.

                  e. A certified copy of the duly adopted resolutions of the ODOL board of directors or executive committee authorizing or ratifying the execution, delivery and performance of this agreement and authorizing or ratifying the acts of its officers and employees in carrying out its terms and provisions.

                  f. Concurrent with the closing of the transaction, NRI will cause its current assets, liabilities and business operations to become a newly formed, wholly owned subsidiary of the ODOL parent. The Officers and Directors of the wholly owned subsidiary will remain as they were prior to the restructuring.

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14. DISENGAGEMENT. In the event this transaction must be unwound for any purpose, including but not limited to regulatory action, the inability to raise sufficient capital or a drastic and unacceptable change to NRI management prior to December 1, 2002 or actions of any parties making the continuation of the business combination nonviable, the parties will restore themselves to their relative positions on the date of closing. In the event that NRI fails to meet the terms and conditions of the letter of intent, as attached in Exhibit 14 by November 30, 2002, including but not limited to the payment of $75,000 on a note held by David N. DeBaene and completion of the remaining terms of the letter of intent the transaction will be unwound with all sums paid to or on behalf of ODOL by NRI forfeit.

15. POST CLOSING. The parties acknowledge that immediately after the closing, the Board of Directors shall cause a proxy for an annual meeting to be filed including all items specified in the letter of intent attached at Exhibit 14. The meeting date may be changed to meet the requirements of the Securities and Exchange Commission and the by-laws of ODOL.

         15.1 LAW GOVERNING. This agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Rhode Island.

         15.2 ASSIGNMENT. This agreement shall not be assigned by any party without the written consent of the other.

         15.3 AMENDMENT AND MODIFICATION. NRI and ODOL may amend, modify and supplement this agreement in any manner as may be agreed upon by them in writing. In the event any requirement pertaining to SEC, NASDAQ or OTCBB regulations or any securities laws of the State of New Jersey or Florida has been omitted such terms shall be added by amendment and attached hereto.

16. NOTICES. All notices, requests, demands and other communications shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

         a. If to ODOL, to:

            MAIL: David N. DeBaene
                  46 Old Flat River Rd.
                  Coventry, RI 02816



         or to such other person and place as ODOL shall have specified to NRI in writing; or

         b. If to NRI, to:

            Michael Muzio
            4957 Garland Branch Rd.
            Dover, FL 33527

         or to such other person and place as NRI shall have specified to ODOL in writing.

17. ANNOUNCEMENTS. Any and all announcements concerning the transactions provided for in this agreement must be mutually agreed to by the parties.

18. ENTIRE AGREEMENT. This instrument embodies the entire agreement between the parties with respect to the transactions contemplated, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for.

19. COUNTERPARTS. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures are acceptable and valid.

20. HEADINGS. The headings in the paragraphs of this agreement are inserted for convenience only and shall not constitute a part of the agreement.

21. FURTHER DOCUMENTS. NRI and ODOL agree to execute any and all other documents, and to take any other action or corporate proceedings, which may be necessary or desirable to carry out the terms of this agreement.

         IN WITNESS OF, the parties have caused this agreement to be duly executed all as of the day and year first written above.

NEBULOUS RECORDS, INC.
a Florida corporation


By: /s/ Michael Muzio
    -----------------------------------------
    Michael Muzio, President

ATTEST:

    /s/
    ------------------------------
                      , Secretary


OPEN DOOR ONLINE, INC.
a New Jersey corporation


By: /s/ David N. DeBaene
    -----------------------------------------
    David N. DeBaene, President

ATTEST:

By: /s/ Norman J. Birmingham
    -----------------------------------------
    Norman J. Birmingham, Secretary

Exhibit 14

September 19, 2002

The Board of Directors of
Nebulous Records, Inc.
4957 Garland Branch Rd.
Dover, FL 33527

Via E-mail

Dear Members:

         Open Door Online, Inc. (OTCBB: NTER) wishes to offer this binding letter of intent for the acquisition of all the issued and outstanding shares of Nebulous Records, Inc. (NEB) a Florida corporation. The terms and conditions for this transaction are as follows:

         1. The shareholders of NEB wish to sell and the NTER wishes buy all of the issued and outstanding shares in a stock purchase agreement whereby NEB will receive eighteen million common shares of NTER with the proper restrictive legend adhering to section 144 of the Securities Act of 1933 as to their tradability.

         2. NEB agrees to immediately, pay up to $100,000 of legal, accounting and public company expenses as a loan as evidenced in the attached Exhibit A.

         3. NTER agrees to hold its annual meeting within thirty (30) days of this agreement. The meeting shall require the approval of a name change to and re-domicile of the corporation to Blue Moon Records, Inc, a Delaware corporation. A further requirement is that the re-domicile include the authorization of one hundred million (100,000,000) common shares and ten million (10,000,000) blank check preferred shares and a reverse stock split of a maximum of 1/20 to be concluded as a New Jersey corporation. NTER acknowledges that upon conclusion of this transaction approximately thirty-seven million four hundred thousand (37,400,000) common shares would be outstanding prior to any reverse. Additionally, the meeting must approve Weinberg and Co. as the auditors of record.

         4. The NTER Board of Directors will have three members replaced immediately after closing with members to be selected and qualified by NEB with David N. DeBaene and Rick Papaleo being the remaining members.

         5. A payment of a minimum of $75,000 and note for the balance of all amounts due David N. DeBaene @ 10% interest with monthly payments of $5,000 and the balance remaining at the effectiveness of an SB-2 registration to be paid in full and an indemnification provision from the corporation and personal guarantee of Michael Muzio for payment of short term loans and loans to David N. DeBaene and family as evidenced in the attached Exhibit A.

         6. Upon the signing of this letter of intent NTER and NEB will allow the immediate and unfettered access to all books and records for due diligence requirements.

         7. Disengagement is allowed by NTER only in the event that it is found that the books and records of NEB are unable to be audited for compliance purposes or that NEB fails to comply with paragraph 2 or 7. Disengagement is allowed by NEB only in the event NTER cannot deliver all items in paragraph 3.

         8. The parties acknowledge that consulting or employment agreements will be offered to David N. DeBaene, Norman J. Birmingham and Rick Papaleo with minimum annual compensation at $40,000 for two years with two (2) two year extensions to each individual.

         9. A stock exchange agreement will be prepared and executed not later than September 26, 2002.

Signed this 19th day of September 2002.

/s/ David N. DeBaene
    ---------------------------
    David N. DeBaene, President
    Open Door Online, Inc.


Accepted by:

/s/ Michael Muzio
    ------------------------
    Michael Muzio, President
    Nebulous Records, Inc.

                                    EXHIBIT A

                                          Short Term Notes
                                                    30-Jun-02
Payee                    Note             Interest
Therrien                 $     2,000.00   $      900.00         *
Bookbinder               $    21,113.76   $    1,190.90         *
Ahlborg                  $    12,500.00   $    2,812.50         *
A. DeBaene               $    15,811.00   $    4,847.80         *F
M. Miller                $    16,000.00   $    5,585.75         *
Edwards                  $     7,500.00   $    2,578.25
Farlow                   $     2,500.00   $      833.73
M. Haas                  $    10,000.00   $    3,255.00         *
Klingsat                 $    25,000.00   $    7,812.50
Jd American RI           $     6,517.84   $      733.84         *
D. Sweet                 $     4,508.00   $      676.10         *F
AACS                     $    (9,390.70)
Beimel                   $     2,500.00   $    1,337.50         *
D. DeBaene               $    45,022.68   $    8,253.40         F
Greene                   $     2,000.00                         Loans for litigation
Marshall                 $     2,000.00                         Loans for litigation
Fl Atl St Trans          $     2,000.00                         Loans for litigation
Lonergan                 $     1,000.00                         Loans for litigation
                         --------------

Total                    $   168,582.58   $   40,817.27
* Guaranteed             F=Family of David DeBaene

                                          Stockholder Loans
                                                    30-Jun-02

Beimel                   $    33,000.00   $    6,999.80         *
D. DeBaene               $   106,555.27   $    9,818.48         *
                         --------------   -------------

Total                    $   139,555.27   $   16,818.28

                                          Other Liabilities
                                                    30-Jun-02
                                          Ex Settle

Birmingham               $    35,000.00   $    10,00000         X will require full pay
Papaleo                  $     2,579.00   $    2,579.00         X
Marshall                 $    51,063.00   $   30,000.00         X
Reed Smith               $    27,042.86   $   20,000.00         X
Fl Atl St Transfer       $     1,610.10   $    1,610.10         X
Imperial Fin Printing    $       722.00   $      800.00         X prepay 14A
D. DeBaene AP            $    20,000.00   $   10,000.00         X
CIC                      $     2,745.37   $    2,745.37         X
                                          -------------
                                          $   77,734.47
X Due Now

Annual Meeting
mailing and Prep         $    10,000.00                         X
Papaleo Commission       $     7,500.00                         X